April 28, 2015
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
Cypress Semiconductor Corp. and I, John McCranie agree to the following, which pertains to the termination of my employment on April 28, 2015:
I.Benefits
a.    In general. Cypress promises that within ten days after I sign this Separation Agreement and General Release or ten days after my termination date, whichever comes later, as described in Section IV of this Agreement and return it to Sugyong Chong, HR Business Partner Principal, Cypress will provide me the amount or benefits in this Section only if I sign this Agreement and I satisfy all of the promises made in the Agreement. Importantly, this includes (but is not limited to) my promise that I release all claims I have or may have against Cypress, whether I know about them or not, my obligations under Section III(a) and III(c), and if I return all Cypress property. Cypress is not otherwise required to pay or provide me such amounts or benefits. I may revoke this Agreement within seven days after I sign it by giving written notice to Sugyong Chong, HR Business Partner Principal, by facsimile or personal delivery. If I revoke this Agreement I will not receive the amounts or benefits in this Agreement. This Agreement will not become effective or enforceable until the seven-day revocation period has expired without my revoking it. If, however, the forty-five day period specified in Section IV of this Agreement straddles two calendar years, all payments and benefits will be delayed until the later year. All of these payments will be made in full arrears in that year, no later than the tenth day after the forty-five day period.
b.    Specific Benefits: In exchange for all of my promises in this Agreement, and as long as I do not revoke it after signing it, Cypress will provide me with the benefits in this Section I(b). I understand that if I do revoke this Agreement, I will not receive any of these benefits:
1.    Cypress deposited 160,000 RSUs grant into your ETrade account on April 27th 2015. The 160, 000 RSU’s will be immediately vested and the net amount after tax shares will be in your account by April 30th 2015.
2.    Company paid COBRA premiums for medical, dental, vision and EAP benefits (to the extent I am currently eligible), for a period of 12 months starting on the first day of the month after my termination date, contingent upon me applying for COBRA within 60 days of my termination date.
c.    Compensation and Benefit Plans: Whether I sign this Agreement or not, I will not be eligible to participate under any applicable stock option, bonus, incentive compensation, commission, retirement, and other compensation or benefit plans of Cypress after the date of my termination, April 28, 2015.
If I do not sign this Agreement, or if I revoke it after signing, I understand that my medical, dental, vision, and EAP benefits end on the last day of the month of my termination date.
After my termination, or after my benefits terminate as described in this Section:
1.    I will have the right to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which I participate, which means that I will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules.
2.    I will retain my vested benefits under all applicable qualified retirement and non-qualified plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.
3.    I will retain whatever rights I may have to exercise options to purchase Company stock previously granted to me in writing, and all rights associated with such options, as determined under the official terms of the stock option grant and related plan documents
d.    Sufficiency of Consideration: I acknowledge and agree that the sums and benefits to be provided under the terms of this Separation Agreement are beyond those benefits to which I am otherwise entitled.
II.    Complete Release of Claims
a.    In General: In exchange for Cypress’ promises in this Agreement, I agree to irrevocably and unconditionally release all Claims I may now have against Cypress and all Released Parties.
b.    Released Parties: The Released Parties are Cypress, all related companies, partnerships, or joint ventures, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.
c.    Claims Released: I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type that I may have (the “Claims” against any Released Party, except that I am not releasing any claim that relates to: (i) my right to enforce this Agreement; (ii) my right, if any, to claim government-provided unemployment or workers’ compensation benefits, (iii) any rights or claims that may arise after I sign this Agreement), or (iv) any claim that may not be released by private agreement without judicial or governmental supervision). The Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to federal, state, and local anti-discrimination statutes, wage and hour statutes, and any tort of contract common law claims related to any federal, state, or local law prohibiting harassment, retaliation, wrongful termination, discrimination on the basis of age, gender, race, color, religion, disability, pregnancy, sexual orientation, national origin, or citizenship, including without limitation claims under Title VII, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Family and Medical Leave Act (FMLA), the Minnesota Human Right Act, the California Fair Employment and Housing Act, the California Labor Code, the Sarbanes-Oxley Act, and the California Business and Professionals Code.
d.    Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. I specifically waive any and all rights I may have under California Civil Code Section 1542 (and any other similar law) which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
III.    Other Promises
a.    Pursuit of Released Claims: I have not filed any lawsuit, complaint, or charge with respect to any Claim this Agreement waives or releases, and I promise never to file or prosecute a lawsuit or complaint based on such Claims. I promise to request any administrative agency, court, or other body assuming jurisdiction of any such lawsuit, claim, or charge to withdraw from the matter or dismiss it with prejudice. However, this does not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I waive. This subsection does not prohibit me from challenging the validity of the ADEA Claim released in Sections II(c) of this Agreement.
b.    Damages for Breach of Release: I agree to pay the reasonable attorneys’ fees and any damages that any Released Parties may incur as a result of my breaching a promise I make in this Agreement or if any representation I made in this Agreement was false when made.
c.    Tender Back Provision: With the exception of any challenge to the enforceability of the ADEA waiver herein, before I ever attempt to challenge the terms of this Agreement, I promise to repay the value of all the benefits provided to me under Section I of this Agreement. And, with the exception of any challenge to the enforceability of the ADEA waiver herein, if I do not prevail in an action to challenge this Agreement or to obtain an order declaring this Agreement to be void, I must pay Cypress and the appropriate Released Party all their costs and attorneys’ fees incurred in their defense of my action.
d.    Termination of Employment: I agree that my at-will employment with Cypress and its affiliates ended on April 28, 2015. I confirm that I am no longer authorized to incur any expenses, liabilities, or obligations on behalf of Cypress.
e.    Taxes, Indemnification: I am solely responsible for all tax obligations that may arise from this Agreement, including any arising under Internal Revenue Code Section 409A. I agree to promptly pay and to indemnify Cypress and all other Released Parties from all costs, damages or expenses they incur in connection with such a claim.
f.    Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. I acknowledge that no child support order, garnishment orders, or other orders requiring me to pay money to any other person are now in effect.
g.    Nonadmission of Liability: I agree not to assert that this Separation Agreement is an admission of guilt or wrongdoing by any Released Party, and I acknowledge that the Released Parties deny that they have engaged in wrongdoing of any kind or nature.

h.    No Disparagement or Harm: I agree not to criticize, denigrate, or disparage any Released Party or any one of their products, services, or practices.
i.    Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Separation Agreement.
j.    Other Representations: I have not suffered any discrimination because of my age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief. To the best of my knowledge, all of the factual allegations I made that induced Cypress to enter into this Agreement are true in all material respects.
k.    This Agreement to be Kept Confidential: I may not disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement to anyone other than a member of my immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Separation Agreement by me. This subsection does not prohibit my disclosure of the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required. The Released Parties would be irreparably harmed if this Section is violated.
l.    Confidential Information: During the course of my employment I gained knowledge or information of a confidential nature in which the Released Parties have a proprietary interest. I agree not to disclose to any person or any entity any confidential, proprietary or trade secret information of or about any Released Party without the express written authorization and consent of Cypress. Nothing in this Section III(m) or elsewhere in this Agreement supersedes any other pre-existing responsibility I have to maintain the confidentiality of Cypress’ confidential information.
IV.    Consideration and Revocation
a.    Initial Consideration and Revocation: I understand that I am waiving and releasing any rights I have under the ADEA, and that this waiver is knowing and voluntary. I understand that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date this Agreement becomes effective. I acknowledge that I have been informed in writing that I may revoke this Agreement at any time within seven days of the date on which I signed it. Further, I acknowledge that, before signing this Agreement, I was given a period of forty-five days in which to consider it. I further acknowledge that: (a) I took advantage of this period to consider this Agreement before signing it; (b) I carefully read this Agreement; (c) I fully understand it; and (d) I am entering into it voluntarily. Cypress encourages me to discuss this Agreement with an attorney (at my own expense) before signing it. I acknowledge that I sought such advice to the extent I deemed appropriate. If I sign this Agreement before the end of the forty-five day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Agreement. I also understand that I do not have any longer than forty-five days to sign this Agreement. If I do not sign this Agreement by the end of the forty-five day period, I understand that it will become void on June 12, 2015.

V.    Miscellaneous
a.    Entire Agreement and Severability: This is the entire agreement between me and the Released Parties on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by me and Cypress. The Released Parties have made no representations or promises to him other than those in this Agreement.
If Cypress or I successfully asserts that any provision in this Agreement is void, the remaining provisions of this Agreement shall remain valid and enforceable unless the other party elects to cancel it. If this Agreement is cancelled, I agree to repay the consideration I received for signing it.
b.    Successors: This Separation Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
c.    Interpretation: This Separation Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Separation Agreement. This Separation Agreement shall be governed by the statutes and common law of the State of California, other than any that would require the use of another jurisdiction’s laws.

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING; IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD IN SECTION IV AND YOU MAY CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

CYPRESS SEMICONDUCTOR CORP.

By:         DATE:
Sugyong Chong, HR Business Partner Principal

John McCranie

By:         DATE:
John McCranie